NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the CorTS Trust For J.C. Penney Debentures, Corporate-Backed Trust Securities (CorTS) Certificates (the 'Certificates') of Structured Products Corp. (the 'Company') from listing and registration on the Exchange at the opening of business on June 15, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Certificates are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual (the "Manual) based on J. C. Penney Company, Inc.'s May 15, 2020 announcement that it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. Section 802.01D of the Manual states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when 'an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed.' Pursuant to the above authorization, the Company was notified by phone and letter on May 19, 2020 of the Exchange's intention to initiate delisting proceedings and a press release regarding the proposed delisting was issued and posted on the Exchange's website. Trading in the Certificates were suspended immediately. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Certificates, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.